Exhibit 99.1

News Release	Corporate Communications 938 University Park Boulevard, Suite 200 Clearfield, UT 84015	Phone: 703-412-3231 Fax: 703-412-3222

For Immediate Release

Media Contact:	Investor Contact:

Amanda Covington	Michael Pici
Phone: 703-412-3231	Phone: 703-412-3216
E-mail: amanda.covington@atk.com	E-mail: michael.pici@atk.com

Vista Outdoor Reports FY15 Third Quarter Operating Results

Transaction Anticipated to Close on February 9, 2015

Transaction to Spin Off ATK's Sporting Business to Create Long-Term Shareholder Value
via Increased Focus to Deliver Innovative Products and Increased Leadership Positions in Key Markets

Clearfield, Utah,  Jan. 28, 2015 — Vista Outdoor Inc. ("Vista Outdoor") today reported operating results for the third quarter of fiscal year 2015 (FY15), which ended on December 28, 2014. As previously announced, Alliant Techsystems Inc. ("ATK") (NYSE: ATK) and Orbital Sciences Corporation ("Orbital") have entered into a transaction agreement, whereby ATK's Aerospace and Defense Groups will merge with Orbital immediately following the spin-off of ATK's Sporting Group business as Vista Outdoor. The companies anticipate completing the transaction on February 9, 2015, subject to the satisfaction of remaining closing conditions.

Vista Outdoor operates two business segments: Shooting Sports and Outdoor Products (see Segment Results below).

Third quarter sales for Vista Outdoor were $507 million, down 3 percent from the prior-year quarter of $524 million, due to decreased volume in the Shooting Sports segment, partially offset by an increase in the Outdoor Products segment. On a proforma basis, sales in the prior-year quarter were $580 million, which was calculated by combining the results of Vista Outdoor with the standalone results of Bushnell for the pre-acquisition period prior to November 1, 2013. On a proforma organic basis, sales decreased 13 percent.

Gross profit was flat in the third quarter compared to the prior-year period at $134 million. The increase in gross profit in the Outdoor Products segment was offset by decreased gross profit in the Shooting Sports segment and increased corporate costs.

As previously announced, during the third quarter, Vista Outdoor recorded a $52 million ($48 million, net of tax) non-cash, goodwill/trade name impairment charge associated with the Savage acquisition with only partial tax benefits. The basis for this impairment charge reflects the current market correction impacting demand for firearms. A major factor to this impairment is the significant impact to the valuations of other firearms market participants, which was considered as a basis for this impairment. Also, contributing to this impairment is a decline in the company’s near-term projected cash flows in the firearms business.

Reflecting this impairment charge, third quarter operating profit was $11 million compared to $63 million in the prior-year period. Excluding the goodwill/trade name impairment and transaction costs in both the current and prior-year periods, adjusted operating profit was $66 million compared to $75 million (see reconciliation tables for details). This is a result of the gross profit being flat as noted above and an increase in selling and general and administrative costs, primarily due to a full-quarter of the November 2013 Bushnell acquisition.

"Vista Outdoor's leadership in its current markets, broad portfolio of widely recognized brands, scale position and common distribution uniquely position Vista Outdoor for growth in an attractive $63 billion outdoor recreation industry," said Mark DeYoung, ATK President and Chief Executive Officer and named Chairman and Chief Executive Officer for Vista Outdoor. "Despite the recent market conditions in certain segments of the shooting sports industry, our ability to outperform our competitors, maintain attractive margins, deliver innovative products and strategically position our portfolio with a variety of customers enables Vista Outdoor to position itself for new market opportunities and utilize proven execution excellence to deliver results for our shareholders. Due to the nature of the transaction, Vista Outdoor will be spun off with low leverage and will pursue a balanced capital deployment strategy."
Please see segment and corporate results below.

SUMMARY OF REPORTED RESULTS

The following tables present the company’s results for the third quarter of the fiscal year, which ended December 28, 2014 (in thousands).

Sales:

	Quarters Ended
	December 28, 2014	December 29, 2013	$ Change	% Change
Shooting Sports	$308,787	$383,543	$(74,756)	(19.5)%
Outdoor Products	198,094	140,685	57,409	40.8%
Total sales	$506,881	$524,228	$(17,347)	(3.3)%

Gross Profit:

	Quarters Ended
	December 28, 2014	December 29, 2013	$ Change	% Change
Shooting Sports	$80,973	$104,566	$(23,593)	(22.6)%
Outdoor Products	54,224	28,253	25,971	91.9%
Corporate	(1,160)	857	(2,017)	235.4%
Total gross profit	$134,037	$133,676	$361	0.3%

SEGMENT RESULTS

The Shooting Sports segment designs, develops and manufactures ammunition, long guns and related equipment products. Brands under the Shooting Sports segment include: American Eagle, Blazer, CCI, Estate Cartridge, Federal Premium, Fusion, Savage Arms, Speer and Stevens.

The Outdoor Products segment designs, develops, manufactures and sources optics, archery products, helmets, eyewear and accessories. The segment currently includes the following brands: Alliant Powder, Bee Stinger, BLACKHAWK!, Bollé, Bushnell, Butler Creek, Cébé, Champion Target, Eagle, Final Approach, GunMate, Gunslick Pro, Gold Tip, Hoppe's, Millett, Night Optics, Outers, Primos, RCBS, Serengeti, Simmons, Stoney Point, Tasco, Uncle Mike's and Weaver Optics.

SHOOTING SPORTS

Sales in the third quarter decreased 19 percent to $309 million, compared to $384 million in the prior-year quarter. The decrease was driven primarily by reduced volume of .223/5.56 ammunition (which is primarily sourced from ATK), primers and firearms as a result of softening market demand.

Gross profit for the quarter was $81 million, down 23 percent, compared to $105 million in the prior-year period, reflecting the decrease in sales noted above, product mix and targeted promotional activity in response to current market conditions.

OUTDOOR PRODUCTS

Third quarter sales increased 41 percent to $198 million, compared to $141 million in the prior-year quarter, including results from the Bushnell acquisition. On a proforma basis, sales in the prior-year quarter were $197 million, which was calculated by combining the results of the Outdoor Products segment with the standalone results of Bushnell for the pre-acquisition period. Proforma organic sales grew 1 percent largely due to growth in the optics business, partially offset by softening in the tactical accessories and reloading business. Sales from the Bushnell acquisition were $151 million in the current year period compared to $85 million in the prior-year period.

Gross profit in the third quarter was $54 million, up 92 percent compared to $28 million in the prior-year quarter, including results from the Bushnell acquisition and the absence of facility rationalization costs incurred in the prior-year quarter. Gross profit from the Bushnell acquisition was $44 million in the current-year period compared to $21 million in the prior-year period, including inventory step-up and transition costs.

CORPORATE AND OTHER

Corporate gross profit primarily reflects expenses incurred for foreign currency gain/loss, pension and postretirement expense, derivative instruments and self-insurance results. In the third quarter, corporate and other was $1 million of expense, compared to $1 million in income from the prior-year quarter, primarily reflecting changes in foreign currency and derivative gain/loss.

Operating expenses increased by $52 million from the prior-year period, driven by the goodwill/trade name impairment recorded in the current year. Research and development costs were relatively flat. Selling expenses increased primarily due to increased commissions as a result of the full-quarter costs associated with the Bushnell acquisition. General and administrative costs decreased due to the absence of acquisition transaction costs in the prior-year quarter, partially offset by transaction costs related to the anticipated transaction and full-quarter costs associated with the Bushnell acquisition.

The current financial statements include approximately $1 billion of allocated long-term debt and associated interest expense of approximately $8.4 million. Following the spin-off of Vista Outdoor from ATK, the company will have $350 million of debt at an interest rate of LIBOR plus 1.75 and approximately $175 million of cash.

OUTLOOK
"After exceptional prior-period growth rates, the shooting sports market is currently settling back to normalized demand levels," said Stephen Nolan, the named Chief Financial Officer for Vista Outdoor. "Our results are in line with our expectations for the market correction and recovery. The average market correction period is approximately18 months. Consistent with previous expectations, we see Vista Outdoor generating modest growth for FY16, primarily in the second half of the year. We continue to position the company for future growth with our focus on delivering new, innovative solutions to the market, such as the Bushnell Tour-X Golf Laser Range Finder and the Savage A17 rifle."

Vista Outdoor anticipates providing guidance in its fiscal year 2015 year-end earnings release in the May 2015 time frame.

On the anticipated closing date, February 9, ATK stockholders as of the applicable record date, February 2, will receive two shares of Vista Outdoor common stock for every one share of ATK common stock they hold.

Vista Outdoor common stock is expected to trade on a "when-issued" basis on the New York Stock Exchange ("NYSE") from January 29 through February 9. On the first trading day following the closing, which is expected to be February

10, "regular way" trading of Vista Outdoor common stock under the symbol "VSTO" will begin. Additional information concerning Vista Outdoor and the proposed spin-off is contained in Vista Outdoor's registration statement on Form 10.

Vista Outdoor will be headquartered in Utah, an outdoor recreation hub for manufacturers and recreational-equipment suppliers to the outdoor industry. The company will have approximately 5,800 employees across the U.S. and internationally. The company's widely known and respected brands include: Alliant Powder, CCI, Cébé, Champion Targets, BLACKHAWK!, Bollé, Bushnell, Federal Premium, Final Approach, Gold Tip Arrows, Hoppe's, Outers, Primos, RCBS, Savage Arms, Serengeti, Speer, Uncle Mike's, Weaver Optics.

The company's competitive strengths include a portfolio of authentic brands focused on outdoor sports and recreation; leading innovation and product development competencies; proven manufacturing, global sourcing and distribution platforms; and proven M&A capabilities, highlighted by the recent acquisitions of BLACKHAWK!, Savage Arms and Bushnell.

Vista Outdoor has built a long-tenured, highly experienced and capable leadership team focused on executing a strategy to capitalize on a growing and fragmented market, develop new and innovative products to drive organic growth and customer loyalty, leverage relationships with wholesale and retail channels, continuously improve operations and expand into complementary or adjacent categories through M&A.

Reconciliation of Non-GAAP Financial Measures

Adjusted EBIT

EBIT, excluding goodwill/trade name impairment, transaction costs for Bushnell acquisition and proposed transactions, and Bushnell inventory step-up, is a non-GAAP financial measure that Vista Outdoor defines as EBIT excluding the impact of these items. Vista Outdoor management is presenting this measure so a reader may compare EBIT excluding these items as the measures provide investors with an important perspective on the operating results of the Company. Vista Outdoor management uses these measurements internally to assess business performance, and Vista Outdoor's definition may differ from those used by other companies.

Total Vista Outdoor for the Quarter Ending

December 28, 2014:
EBIT
As reported	$11,394
Goodwill/trade name impairment	52,220
Transaction costs	2,597
As adjusted	$66,211

December 29, 2013:
EBIT
As reported	$62,575
Transaction costs	10,591
Inventory step-up	1,377
As adjusted	$74,543

About Vista Outdoor Inc.
Vista Outdoor is a leading global designer, manufacturer and marketer in the growing outdoor sports and recreation markets. The company operates in two segments, Shooting Sports and Outdoor Products, and has more than 30 well-recognized brands that provide consumers with a range of performance-driven, high-quality and innovative products in the ammunition, firearms and outdoor accessories categories. Vista Outdoor products are sold at leading retailers and distributors across North America and worldwide. Vista Outdoor is headquartered in Utah and has manufacturing operations and facilities in 10 U.S.

States, Puerto Rico, Mexico and Canada along with international sales and sourcing operations in Mexico, Canada, Europe, Australia, New Zealand and Asia.
Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Although Vista Outdoor believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those factors are: Vista Outdoor’s ability to operate successfully as a standalone business; the ability to retain and hire key personnel and maintain and grow its relationships with customers, suppliers and other business partners, including the ability to obtain acceptable third party licenses; the company’s ability to adapt its products to changes in technology or the marketplace and the corresponding assumptions regarding customer preferences and market acceptance of new products; assumptions regarding the ability to maintain and enhance brand recognition and reputation; reductions or changes in demand for commercial ammunition, firearms or accessories or other outdoor sports and recreation products, including the risk that placed orders exceed actual customer requirements; assumptions regarding seasonality and weather conditions in the company’s markets; the company’s competitive environment; risks associated with compliance and diversification into international and commercial markets; the supply, availability and costs of raw materials and components, including commodity price fluctuations; changes in government laws and other rules and regulations, such as federal and state firearms and ammunition regulations; assumptions regarding the company’s long-term growth strategy; assumptions regarding growth opportunities in international and commercial markets; increases in commodity costs, energy prices and production costs; foreign currency exchange rates and fluctuations in those rates; assumptions regarding orders; the terms and timing of awards and contracts; changes in projections or cost estimates related to relocation of facilities; the outcome of contingencies, including litigation relating to intellectual property, product liability, warranty liability and personal injury; environmental remediation; cybersecurity and other industrial and physical security threats; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; capital market volatility and corresponding assumptions related to the company’s shares outstanding; the availability of capital market financing; changes to accounting standards or policies; changes in tax rules or pronouncements; economic conditions; and the company’s capital deployment strategy, including debt repayment, any dividend payments, share repurchases, pension funding, mergers and acquisitions - including the related costs and any integration thereof. Vista Outdoor undertakes no obligation to update any forward-looking statements. For further information on factors that could impact Vista Outdoor, and statements contained herein, please refer to Vista Outdoor’s filings with the Securities and Exchange Commission, including the company’s registration statement on Form 10.
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VISTA OUTDOOR INC.
CONDENSED COMBINED STATEMENTS OF OPERATIONS
(preliminary and unaudited)

	Quarter Ended		Nine Months Ended
(Amounts in thousands except per share data)	December 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013
Net sales	$506,881	$524,228	$1,598,025	$1,308,754
Cost of sales	372,844	390,552	1,191,942	998,414
Gross profit	134,037	133,676	406,083	310,340
Operating expenses:
Research and development	2,318	1,842	7,043	6,274
Selling	39,377	34,542	114,801	78,634
General and administrative	28,728	34,717	86,598	77,298
Goodwill/trade name impairment	52,220	—	52,220	—
Income before interest, and income taxes	11,394	62,575	145,421	148,134
Interest expense	(8,357)	(6,416)	(25,281)	(7,671)
Interest income	—	—	—	—
Income before income taxes	3,037	56,159	120,140	140,463
Income tax provision	14,206	22,794	56,519	55,137
Net income (loss)	(11,169)	33,365	63,621	85,326

Net income	$(11,169)	$33,365	$63,621	$85,326
Other comprehensive income (loss), net of tax:
Change in fair value of derivatives, net of tax benefit (expense) of $2, $(180), $(316) and $(471), respectively	(3)	287	504	753
Change in cumulative translation adjustment, net of tax benefits of $4,806, $1,035, $9,650, and $1,011, respectively	(7,677)	(1,654)	(15,415)	(1,620)
Total other comprehensive income	$(7,680)	$(1,367)	$(14,911)	$(867)
Comprehensive income	(18,849)	31,998	48,710	84,459

VISTA OUTDOOR INC.
CONDENSED COMBINED BALANCE SHEETS
(preliminary and unaudited)

(Amounts in thousands except share data)	December 28, 2014	March 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$65,766	$40,004
Net receivables	361,720	300,734
Net inventories	418,241	425,558
Deferred income tax assets	48,146	58,876
Other current assets	12,309	24,502
Total current assets	906,182	849,674
Net property, plant, and equipment	184,409	189,096
Goodwill	794,681	829,238
Net intangible assets	493,619	567,380
Deferred charges and other non-current assets	53,892	22,270
Total assets	$2,432,783	$2,457,658
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	123,968	181,506
Accrued compensation	23,964	32,449
Accrued income taxes	4,155	2,079
Federal excise tax	24,684	27,990
Other accrued liabilities	111,898	88,603
Total current liabilities	288,669	332,627
Long-term debt	1,001,686	1,014,911
Noncurrent deferred income tax liabilities	209,552	216,138
Other long-term liabilities	26,696	23,251
Total liabilities	1,526,603	1,586,927
Commitments and contingencies (Notes 16)
Parent Equity	922,596	872,236
Accumulated other comprehensive loss	(16,416)	(1,505)
Total equity	906,180	870,731
Total liabilities and equity	$2,432,783	$2,457,658

VISTA OUTDOOR INC.
CONDENSED COMBINED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	Nine Months Ended
(Amounts in thousands)	December 28, 2014	December 29, 2013
Operating Activities:
Net income	$63,621	$85,326
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	24,384	16,479
Amortization of intangibles	23,112	13,135
Amortization of deferred financing costs	1,923	359
Goodwill/tradename impairment	52,220	—
Deferred income taxes	(3,873)	(3,277)
Loss on disposal of property	1,129	3,463
Changes in assets and liabilities net of effects of business acquisitions:
Net receivables	(71,034)	3,799
Net inventories	3,552	(7,817)
Accounts payable	(45,303)	(92,261)
Accrued compensation	(8,840)	(3,720)
Accrued income taxes	9,628	(5,560)
Other assets and liabilities	28,655	36,477
Cash provided by operating activities	79,174	46,403
Investing Activities:
Capital expenditures	(30,630)	(21,951)
Acquisition of business, net of cash acquired	—	(1,301,597)
Proceeds from the disposition of property, plant, and equipment	(4)	138
Cash used for investing activities	(30,634)	(1,323,410)
Financing Activities:
Borrowings on line of credit	—	280,000
Repayments of line of credit	—	(280,000)
Net transfers from (to) parent	(7,386)	300,899
Payments made on long term debt to parent	(13,225)	—
Proceeds from issuance of long-term debt to parent	50,000	1,021,273
Payments made to extinguish debt	(50,000)	(12,273)
Payments made for debt issue costs	(501)	—
Cash provided by (used for) financing activities	(21,112)	1,309,899
Effect of foreign currency exchange rate fluctuations on cash	(1,666)	(121)
Decrease in cash and cash equivalents	25,762	32,771
Cash and cash equivalents at beginning of period	40,004	67
Cash and cash equivalents at end of period	$65,766	$32,838